ARVANA INC. TO ACQUIRE FLORIDA BASED FISHING CHARTER BUSINESS

ARVANA ANNOUNCES the execution of a business purchase agreement to acquire down 2 fish charters, LLC

Salt Lake City, Utah November 16, 2022, Arvana Inc. (“OTC:AVNI”) announced today that it has entered into a Business Purchase Agreement (“Agreement”) to acquire Down 2 Fish Charters, LLC (“Down2Fish”) a fishing charter business from LCF Salons, LLC (“LCF”) in an all cash transaction comprised of an initial payment at closing and the issuance of a promissory note due in two years.

Down2Fish operates a licensed fishing charter business that offers a range of curated maritime adventures that include inshore, offshore, and custom charters for fishing enthusiasts, nature lovers, snorkeling devotees, and dive masters. The business is operated from a private dock in Palmetto, Florida that services the Tampa area including St Petersburg, Venice, Sarasota, and Clearwater. Down2Fish generates most of its revenue from the sale and provision of charter boat services from two well equipped modern vessels.

Ruairidh Campbell, AVNI’s chief executive officer, stated “I am excited at the chance to participate in growing the Down2Fish brand to expand service beyond the Tampa Bay area to the rest of the Gulf coast, and to add new tours to current offerings. Even though the fish charter business is competitive in Florida, the fragmented composition of the competition makes this an ideal opportunity to bring organization and resources to bear to increase market share”.

The Agreement will cause Arvana to acquire Down2Fish as a wholly owned subsidiary in exchange for $50,000, and a promissory note for $700,000 payable 24 months after the closing date that bears interest of 7¼ % per annum. Further, the Agreement contains those representations, warranties, and covenants of Arvana, LCF and Down2Fish that are customary in scope for a transaction of this nature, which include the satisfactory completion of due diligence and the compilation of financial statements for Down2Fish prepared in accordance with U.S. GAAP.

Arvana Inc.

Arvana (“OTC:AVNI”) is a public company registered under the Securities & Exchange Act of 1934, as amended (“Exchange Act”) that is quoted on the OTC Pink Sheets. The implementation of Arvana’s business development strategy is intended, in part, to transition the company from its present designation as a “shell company” to that of an operating company in accordance with the Exchange Act.

Down 2 Fish Charters, LLC.

Down2Fish is a limited liability company organized in the State of Florida on April 1, 2019, for the purpose of operating a fishing charter business. Since organization, Down2Fish has offered a range of maritime experiences to large and small groups of enthusiasts. Down2Fish plans to increase the number and scope of charters it currently offers to expand its reach in a competitive but fragmented industry.

Forward-Looking Statements

Several statements contained in this press release are forward-looking statements of future expectations based on currently available information that are subject to risks and uncertainties including general economic conditions, changes in capital markets, regulatory legislation, and other circumstances that may cause actual results to be materially different from those expectations. Arvana does not make any representation or warranty, express or implied, as to the accuracy, completeness, or status of such statements so it will not be liable for any decision made or action taken in conjunction with the information and/or statements in this press release. Arvana encourages the public to read the information provided in conjunction with its recent filings on Form 8-K and Form 10-Q which may be viewed at www.sec.gov.

Arvana Inc.

Ruairidh Campbell, Chief Executive Officer

Phone: +1 801 232 7395

Email: ruairidhcampbell@msn.com

Website: http://www.arvana.us

Down 2 Fish Charters, LLC.

Logan Fast, Manager

Phone: +1 801 580 7172

Email: logan@landissalon.com

Website: http://down2fishflorida.com